Exhibit 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
John Rigali	Geoff High
Chief Financial Officer	Pfeiffer High Investor Relations, Inc.
(310) 297-3146	(303) 393-7044
Peerless Systems Announces Fiscal First Quarter Results
Completion of asset sale leads to strong improvements in cash position and net income;
Company sharpens focus on opportunities in digital content management sector
EL SEGUNDO, Calif., June 12, 2008 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for its 2009 first fiscal quarter ended April 30, 2008.
First quarter revenue was $3.2 million versus $4.7 million in the first quarter a year ago. The decline was largely attributable to the continued downturn in licensing revenue that has resulted from previously discussed changes taking place in the digital imaging industry. Product licensing revenue was $0.7 million versus $2.1 million in last year’s first quarter. Engineering services and maintenance revenue was $2.5 million versus $2.7 million in the first quarter a year ago.
Research and development expenses were $0.9 million, or 29% of revenue, versus $1.1 million, or 24% of revenue, in the first quarter last year. Sales and marketing expenses were $0.7 million, or 21% of revenue, versus $0.6 million, or 13% of revenue, in last year’s first quarter.
General and administrative expenses were $3.6 million compared with $1.5 million in the first quarter last year. The increase is attributable to transaction fees associated with the Kyocera Mita (KMC) asset sale, the Company’s due diligence efforts on Prism Software, stock based compensation expense, and a year over year increase in board of director fees.
Peerless recorded a net gain of $32.9 million on the KMC transaction, as well as a $1.1 million non-recurring charge related to the subsequent restructuring of the Company. Income from operations was $25.7 million versus a loss from operations of $1.0 million in the first quarter last year. After recording a $10.6 million provision for income taxes, Peerless reported net income of $15.4 million, or $0.84 per diluted share, versus a net loss of $0.8 million, or $0.05 per diluted share, in the same quarter a year ago.
Peerless ended the first quarter with cash and cash equivalents of $55.8 million compared to $23.1 million at the end of the previous quarter.

Management Commentary
Rick Roll, president and chief executive officer, said, “The first quarter completion of our asset sale and the licensing back of our core imaging technologies represented a key strategic accomplishment that has significantly strengthened our balance sheet, provided us with ongoing access to these core technologies and positioned us to more actively advance our long-term growth strategies.”
Roll added, “We continue to work closely with our investment banking partner in the pursuit of a substantial transaction within the growing digital content management sector, as well in other promising industries. Although there is considerable work to be done in our analysis and due diligence, we are encouraged by the prospects that are emerging. We also continue to maintain our focus on opportunities in the all-in-one (AIO) imaging device market.
“Going forward, we will continue to prudently manage our cash position and pursue additional licensing opportunities with the core imaging technologies we have licensed back from KMC. We also will seek to make additional enhancements to our operating efficiencies. We have dramatically improved our financial stature during the past year, and intend to leverage this position for the benefit of our stockholders.
“We will continue to seek input and guidance from our board of directors and our stockholders as we advance our strategies. We are pleased with the progress that the Company has made so far and look forward to sharing more as we can in the future.”
Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal first quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference 888-713-4213 (617-213-4865 for international callers) and entering the passcode 75463799. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through June 14, 2007, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 74772442.
About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project,” “predict,” “forecast,” “outlook,” “potential,” “continue,” “may,” “future,” “can,” “enhance,” and “should,” or the negative of these, as well as similar expressions, can be used to identify forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, changing competitive and market conditions, our reliance on certain OEM customers for significant portions of our revenues, the sufficiency of our capital resources, any adverse change in our relationship with Adobe Systems Incorporated and/or Novell, Inc, increased competition both from in-house OEM products and low cost offshore competitors, the impact of Microsoft’s Vista™ operating system, reduced demand for our existing monochrome technologies or other products, the rapid changes taking place in the emerging color print devices markets, our ability to realize contract backlog, our ability to identify new customers or place our technology in a broader base of products, our ability to leverage core competencies and find product segments that blend well with our core business, our ability to successfully enter new software application sectors, our ability to maintain our profit objectives and create compelling margins, the tenure of the competitive advantage of our old and new technologies, our reliance on block licensing, our ability to develop and market our advanced devices and software, the validity and protection of our intellectual property rights, risks associated with international business activities, our reliance on key personnel and our board of directors and our ability to execute our business plan and strategic partnering transactions.
The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including, but not limited to, those described under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2008, filed on May 12, 2008.
- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	April 30,
	2008		2007

Revenues:
Product licensing	$749	23.2%	$2,093	44.1%
Engineering services and maintenance	2,485	76.8%	2,653	55.9%
Hardware and other sales	—	0.0%	1	0.0%

Total revenues	3,234	100.0%	4,747	100.0%

Cost of revenues:
Product licensing	2,696	83.4%	762	16.1%
Engineering services and maintenance	1,396	43.1%	1,781	37.5%

Total cost of revenues	4,092	126.5%	2,543	53.6%

Gross margin	(858)	(26.5)%	2,204	46.4%

Operating expenses:
Research and development	940	29.1%	1,147	24.2%
Sales and marketing	672	20.8%	607	12.8%
General and administrative	3,626	112.1%	1,498	31.6%
(Gain) on sale of operating assets	(32,915)	(1,117.8)%	—	0.00%
Restructuring charges	1,088	33.6%	—	0.00%

	(26,589)		3,252

Income (loss) from operations	25,731	795.6%	(1,048)	(22.1)%
Other income	182	5.6%	222	4.7%

Income (loss) before income taxes	25,913	801.3%	(826)	(17.4)%
Provision for income taxes	10,556	326.4%	3	0.1%

Net income (loss)	$15,357	474.9%	$(829)	(17.5)%

Basic earnings (loss) per share	$0.87		$(0.05)

Diluted earnings (loss) per share	$0.84		$(0.05)

Weighted average common shares outstanding — basic	17,639		17,189

Weighted average common shares outstanding — diluted	18,249		17,189